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                                                                    EXHIBIT 12.1

                         PARALLEL PETROLEUM CORPORATION
              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                EARNINGS TO COMBINED FIXED CHARGES AND DIVIDENDS

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
                                          For the six                       For the years ended December 31,
                                          months ended  --------------------------------------------------------------------
                                         June 30, 2004     2003           2002          2001           2000         1999
                                        --------------  -----------   -----------   ------------    ----------   -----------
EARNINGS AVAILABLE FOR FIXED CHARGES:
Income (loss) before income taxes and
   cumulative effect of change in
   accounting principle                    $4,061,860   $10,695,063   $28,384,490   $(10,819,123)   $6,107,328   $(2,450,457)

Interest expense                              723,849     2,048,292       601,322        802,017     1,340,360     1,534,540
Interest hedge expense                        231,102             -             -              -             -             -
Bank fees - amortized                          76,666       149,718        74,338          7,750        17,244         6,975
                                           ----------   -----------   -----------   ------------    ----------   -----------
   Earnings available                      $5,093,477   $12,893,073   $29,060,150   $(10,009,356)   $7,464,932   $  (908,942)
                                           ==========   ===========   ===========   ============    ==========   ===========

FIXED CHARGES AND PREFERRED DIVIDENDS:
FIXED CHARGES
Interest expense                           $  723,849   $ 2,048,292   $   601,322   $    802,017    $1,340,360   $ 1,534,540
Interest hedge expense                        231,102             -             -              -             -             -
Bank fees - amortized                          76,666       149,718        74,338          7,750        17,244         6,975
Estimated interest on rental leases             5,238         7,453         5,329         10,419        17,708         6,500
                                           ----------   -----------   -----------   ------------    ----------   -----------
   Fixed charges                           $1,036,855   $ 2,205,463   $   680,989   $    820,186    $1,375,312   $ 1,548,015
                                           ==========   ===========   ===========   ============    ==========   ===========

PREFERRED DIVIDENDS
   Preferred dividends                     $  287,100   $   579,825   $   584,700   $    584,700    $  584,700   $   609,063
                                           ==========   ===========   ===========   ============    ==========   ===========
   Fixed charges and preferred dividends   $1,323,955   $ 2,785,288   $ 1,265,689   $  1,404,886    $1,960,012   $ 2,157,078
                                           ==========   ===========   ===========   ============    ==========   ===========
Ratio of earnings to fixed charges               4.91x         5.85x        42.67x           n/a          5.43x          n/a

Ratio of earnings to fixed charges and
   preferred dividends                           3.85x         4.63x        22.96x           n/a          3.81x          n/a
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